Exhibit 99.1

ConocoPhillips Reports Third-Quarter 2015 Results; Accelerating Capital and Operating Cost Reductions

HOUSTON--(BUSINESS WIRE)--October 29, 2015--ConocoPhillips (NYSE:COP) today reported a third-quarter 2015 net loss of $1.1 billion, or ($0.87) per share, compared with third-quarter 2014 earnings of $2.7 billion, or $2.17 per share. Excluding special items, third-quarter 2015 adjusted earnings were a net loss of $466 million, or ($0.38) per share, compared with third-quarter 2014 adjusted earnings of $1.6 billion, or $1.29 per share. Special items for the current quarter related primarily to the termination of a rig contract for a Gulf of Mexico deepwater drillship, non-cash impairments, restructuring costs and pension settlement expense.

Highlights

  Increased quarterly dividend to $0.74 per share in July.
  Accelerating capital and operating cost reductions; further reduced 2015 capital expenditures guidance from $11.0 billion to $10.2 billion and operating cost guidance from $8.9 billion to $8.2 billion.
  Achieved third-quarter production of 1,554 MBOED; on track to exceed full-year 2015 production guidance.
  Four percent year-over-year production growth from continuing operations, adjusted for Libya, downtime and dispositions.
  Special items of $654 million pre-tax drove a 9 percent year-over-year increase in operating costs; however, adjusted for special items, underlying operating costs improved 18 percent.
  Achieved first oil at Surmont 2 in Canada during the quarter, as well as CD5 and Drill Site 2S in Alaska in October; on track for first cargo at APLNG by year end.
  Successfully completed major turnarounds in the Alaska, Europe, and Asia Pacific and Middle East segments.

“We are accelerating actions to position our company for low and volatile prices, while improving the underlying performance of the business,” said Ryan Lance, chairman and chief executive officer. “We are on track to deliver seven major project startups and exceed our volume targets for the year. We are exercising flexibility in our capital program, dramatically lowering our cost structure and divesting assets that do not compete for funding in our portfolio. These steps will make us more flexible and resilient for the future. We remain committed to a compelling dividend, affordable growth and strong financial performance.”

Operations Update

Lower 48 – Quarterly production was 551 thousand barrels of oil equivalent per day (MBOED), an increase of 8 MBOED compared with the same period in 2014. The increase was primarily from growth in liquids-rich unconventional plays as well as improved drilling performance, partially offset by normal field decline. The Eagle Ford and Bakken collectively delivered 234 MBOED for the quarter, a 10 percent increase compared with the third quarter of 2014. Lower 48 crude production grew 12 percent year over year. In the Gulf of Mexico, results from the Shenandoah appraisal well are encouraging. The Vernaccia and Gibson exploration wells are currently drilling and the Melmar exploration well is expected to spud in the fourth quarter.

Canada – Third-quarter production was 315 MBOED, an increase of 39 MBOED compared with the third quarter of 2014. The increase was primarily driven by strong well performance in western Canada and the oil sands, ramp up at Foster Creek Phase F, and lower downtime. First production was achieved at Surmont 2 and production is expected to ramp up through 2017. In October, the Cheshire exploration well spud offshore Nova Scotia.

Alaska – Production for the quarter was 160 MBOED, an increase of 5 MBOED compared with the same period in 2014. This increase was due to lower planned downtime, partially offset by normal field decline. Turnaround activities were successfully completed at Kuparuk and Prudhoe. In October, first oil was achieved at CD5 and Drill Site 2S.

Europe – Quarterly production was 192 MBOED, a decrease of 2 MBOED compared with the same period in 2014. The decrease was primarily the result of normal field decline and downtime, partially offset by new production from major projects and well performance. Turnaround activity was successfully completed across the U.K.

Asia Pacific and Middle East – Third-quarter production was 332 MBOED, an increase of 31 MBOED compared with the third quarter of 2014. The increase was primarily the result of growth from major projects, partially offset by normal field decline. In Malaysia, the major turnaround activity at Gumusut was completed ahead of schedule. In Australia, APLNG is progressing toward first cargo, which is expected by year end.

Other International – Production was 4 MBOED in the third quarter, flat compared with the same period in 2014 when excluding Libya. The Es Sider Terminal in Libya remains shut-in as a result of ongoing unrest.

Third-Quarter Review

Production from continuing operations, excluding Libya, for the third quarter of 2015 was 1,554 MBOED, an increase of 81 MBOED compared with the same period a year ago. Growth was primarily due to new production from major projects and development programs, partially offset by normal field decline. The net increase in production reflects 56 MBOED, or 4 percent growth, after adjusting for 25 MBOED from dispositions and downtime.

Adjusted earnings were lower compared with third-quarter 2014 primarily due to lower realized prices. The company’s total realized price was $32.91 per barrel of oil equivalent (BOE), compared with $64.78 per BOE in the third quarter of 2014, reflecting lower average realized prices across all commodities.

Special items for the quarter resulted in after-tax impacts of $246 million from the termination of a rig contract for a Gulf of Mexico deepwater drillship, $195 million from non-cash impairments in the Lower 48 and Asia Pacific and Middle East segments, $156 million from restructuring costs, $56 million of pension settlement expenses and a $48 million decrease in depreciation from a third-quarter revision in the Lower 48.

Operating costs for the quarter were $2.66 billion compared with $2.44 billion in the third quarter of 2014. Adjusted for rig termination, restructuring charges and pension settlement expense, totaling $0.65 billion pre-tax, operating costs were improved 18 percent year over year or $0.43 billion.

For the quarter, cash provided by continuing operating activities was $1.9 billion. Excluding a $0.6 billion change in operating working capital, ConocoPhillips generated $1.3 billion in cash from operations. Adjusted for the $0.3 billion working capital impact from special items, cash from operations excluding working capital would have been $1.6 billion during the quarter. In addition, the company funded $2.2 billion in capital expenditures and investments and paid dividends of $0.9 billion.

Nine-Month Review

ConocoPhillips’ nine-month 2015 earnings were a net loss of $978 million, or ($0.80) per share, compared with nine-month 2014 earnings of $6.9 billion, or $5.54 per share. Nine-month 2015 adjusted earnings were a net loss of $607 million, or ($0.50) per share, compared with nine-month 2014 adjusted earnings of $5.9 billion, or $4.71 per share.

Production from continuing operations, excluding Libya, for the first nine months of 2015 was 1,586 MBOED, compared with 1,520 MBOED for the same period in 2014. Production increased due to new production from major projects and development programs as well as improved well performance, partially offset by normal field decline.

The company’s total realized price during this period was $36.31 per BOE, compared with $68.71 per BOE in the first nine months of 2014. This reflected lower average realized prices across all commodities.

Operating costs for the first nine months of 2015 were $6.96 billion compared with $7.17 billion in 2014. Adjusted for rig termination, restructuring charges and pension settlement expense, totaling $0.83 billion pre-tax, operating costs were improved 15 percent year over year or $1.04 billion.

For the nine months ended Sept. 30, 2015, cash provided by continuing operating activities was $6.0 billion. Excluding a $0.2 billion change in operating working capital, ConocoPhillips generated $5.8 billion in cash from operations. Additionally, the company funded $7.9 billion in capital expenditures and investments, paid dividends of $2.7 billion and increased debt by $2.4 billion.

As of Sept. 30, 2015, ConocoPhillips had $2.4 billion of cash and cash equivalents. The company ended the third quarter with debt of $24.9 billion and a debt-to-capital ratio of 36 percent.

Outlook

Fourth-quarter production guidance is 1,585 to 1,625 MBOED. Full-year 2015 production guidance is 1,585 to 1,595 MBOED, resulting in expected year-over-year growth of 3 to 4 percent from continuing operations, excluding Libya.

The company has further reduced its 2015 capital expenditures guidance to $10.2 billion compared with initial 2015 guidance of $11.5 billion. The company has also reduced 2015 operating cost guidance to $8.2 billion compared with initial guidance of $9.2 billion. For both capital and operating costs, approximately half of these reductions are due to market factors, while the remainder are the result of discretionary actions to lower costs.

Corporate segment net expense has been reduced to $0.8 billion. Guidance for depreciation, depletion and amortization of $9.0 billion, and exploration dry hole and leasehold impairment expense of $0.8 billion are unchanged. Guidance excludes any special items.

ConocoPhillips expects to release its 2016 capital and operating plan on Dec. 10, 2015. Management also plans to host a call in conjunction with the release. Additional details will be provided at a later date.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss its third-quarter results and provide an operational update. To listen to the call, and view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 25 countries, $31 billion in annualized revenue, $106 billion of total assets, and approximately 17,800 employees as of Sept. 30, 2015. Production, excluding Libya, averaged 1,586 MBOED for the nine months ended Sept. 30, 2015, and proved reserves were 8.9 billion BOE as of Dec. 31, 2014. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings, adjusted earnings per share and operating costs. These are non-GAAP financial measures. These terms are included to help facilitate comparisons of company operating performance across periods and with peer companies. Operating costs represent controllable costs and include production and operating expenses, selling, general and administrative expenses and exploration expenses excluding dry holes and leasehold impairments.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	3Q		YTD
	2015	2014	2015	2014
Earnings	$(1,071)	2,704	(978)	6,908
Adjustments:
Net gain on asset sales	-	-	(29)	-
Impairments	195	151	335	260
Loss on capacity agreements	-	-	-	83
Qatar depreciation adjustment	-	-	-	28
International tax law changes	-	-	(426)	-
Restructuring	156	-	227	-
Pending claims and settlements	-	(105)	-	(220)
Tax impact from country exit	-	-	(28)	-
Pension settlement expense	56	-	94	-
Rig termination	246	-	246	-
Depreciation volume adjustment	(48)	-	(48)	-
Tax benefit on interest expense	-	(61)	-	(61)
Discontinued operations - other ¹	-	(1,078)	-	(1,131)
Adjusted earnings	$(466)	1,611	(607)	5,867
(1) Includes Kashagan, Algeria and Nigeria

Earnings per share of common stock (dollars)	$(0.87)	2.17	(0.80)	5.54

Adjusted earnings per share of common stock (dollars)	$(0.38)	1.29	(0.50)	4.71

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
Sidney J. Bassett, 281-293-5000 (investors)
sid.bassett@conocophillips.com
Vladimir R. dela Cruz, 281-293-5000 (investors)
v.r.delacruz@conocophillips.com